NEWS RELEASE

KNIGHT RIDDER
50 WEST SAN FERNANDO ST.
SAN JOSE, CA 95113

Knight Ridder Reports Third Quarter Earnings

          SAN JOSE, Oct. 17, 2003 – Knight Ridder (NYSE:KRI) earned $.85 per diluted share for the third quarter, up 26.9% from $.67 per diluted share reported in the third quarter of 2002. Last year’s result included a pretax charge of $18 million, or $.14 per share after tax, in the third quarter. The charge was associated with the conversion of CareerBuilder from a C corporation into a limited-liability company. The conversion has resulted in a more efficient tax structure.
          Total operating revenue for the third quarter was $685.3 million, down 0.5% from the same quarter last year. Total advertising revenue was $525.9 million, down 1.2% from $532.5 million in the same quarter of 2002. Operating income for the quarter was $129.0 million, down 9.7% from $142.8 million in the same quarter the previous year.
          Commenting on the results, Knight Ridder Chairman and CEO Tony Ridder said, “Our per share earnings were slightly stronger than what we foresaw at the time of our earnings revision in mid August. Two things contributed: a better September than anticipated and a lower effective tax rate. We showed a $.04 gain over last year’s $.81 (excluding the CareerBuilder charge) despite lower operating profit because of: (a) improved returns from our newsprint mill investments, (b) strong CareerBuilder results and (c) fewer shares outstanding than in the same period last year.
          “At the same time, it is important to note that advertising revenue strengthened in each successive month of the quarter. For September, total advertising revenue was up 0.5%, and retail was up 1.9%, reflecting particular retail strength in Philadelphia – up 9.8%.
          “Other good news in the quarter included sustained strength in general advertising and real estate, an improving trend in employment and continued tight cost controls in wages and other operating costs. Despite cost increases in newsprint, ink and supplements of 7.7%, overall costs rose just 1.9%. The exception was employee benefits (health and pension), which rose $14.0 million. Wages were virtually flat.
           “Knight Ridder Digital (KRD) had its strongest quarter ever, with revenue of $21.5 million up 51.3% from the third quarter of 2002; KRD’s operating income was $5.4 million versus an operating loss of $2.8 million in the previous year.
           “Total daily circulation for the quarter was down 1.0%; total Sunday circulation was down 0.4%. Philadelphia, Miami, Fort Worth and Saint Paul all showed daily circulation gains in the quarter; Philadelphia, Miami and Fort Worth showed Sunday gains as well. Year to date, total daily circulation is down 0.1%; total Sunday circulation is up 0.4%. Total circulation revenue for the quarter was down 2.8%, versus down 4.5% in the first half of the year. As anticipated, this comparison continues to improve.
           “Looking ahead, we are encouraged by the directional improvement in both retail and help-wanted. Additionally, strong fourth-quarter schedules from two automakers bode well. Should these patterns continue, and should holiday spending be as robust as some retailers have indicated it could be, we are optimistic that the current consensus for the fourth quarter will be achieved.”

Comment on Operations

          Gary Effren, Knight Ridder’s chief financial officer, said, “The main themes of third quarter advertising are well known: ongoing softness in help-wanted; sluggish department store advertising, which pulled down the retail category; and general advertising firing on all cylinders.
           “For the quarter, retail was down 1.5%, general was up 12.2% and classified was down 5.3%. Employment was down 18.4%, auto was down 0.1% and real estate was up 5.2%.
           “With the exception of Contra Costa and Fort Worth, which were up fractionally, all the large markets were down slightly in total advertising revenue. San Jose, burdened with a quarterly decline of 32.5% in help-wanted, was down 4.1% overall – the poorest performer of the large markets by a considerable margin.
           “Similarly, most of the large markets saw retail declines in a 2%-4% range. Department stores were the catalyst for the declines. Exceptions were Fort Worth, with retail up 0.7% and St. Paul, with retail up 1.5%.
           “As has been the case much of the year, general advertising for the quarter was strong in most of the large markets: Philadelphia up 24.6%, San Jose up 20.7%, Fort Worth up 19.9%, and Contra Costa up 42.5%. Only Miami was negative, down 4.4%. July and August were both stronger than September, when tougher comparisons pulled the overall increase down to 7.8%.
           “Classified displayed sequential improvement each month during the quarter. September classified, down 3.8%, was the best showing since March. Likewise, help-wanted and auto both improved month by month during the quarter.
           “All of the large markets were soft in the quarter, reflecting declines in help-wanted ranging from minus 5.0% (Fort Worth) to minus 32.5% (San Jose).
           “Real estate continued to be the outstanding performer among the verticals. Most of the large markets were up: St. Paul, up 18.1%, Philadelphia, up 12.7%, Miami, up 14.0%, Kansas City, up 4.9%, Fort Worth, up 16.1%. Only San Jose and Charlotte were soft.
           “Other revenue was up 16.6%, driven by gains at KRD.
           “For the quarter, the average cost per ton of newsprint was up 11.3%, reflecting two partially enacted price increases since the same period a year ago. Consumption was down 0.4%. Because last year’s third quarter was the low-water mark in newsprint pricing, the comparison with this quarter was particularly stiff. At the same time, higher pricing worked in our favor with our SP Newsprint and Ponderay newsprint mill investments. These investments create a natural price hedge for approximately 45% of our consumption.
           “It’s important to point out that approximately two cents of the $.85 reported in the quarter results from a reduction in the effective tax rate to 35.6%, which is lower than the 37.2% recorded in the first half of the year. This change reflects primarily the finalization of certain federal and state tax issues. For the year, we now expect our tax rate to be just under 37%.
           “I would also note that when we converted CareerBuilder from a C corporation to a limited liability company in the third quarter of 2002, we did so with the anticipation of future tax savings. We have now begun to realize those savings.
           “Labor and employee benefits were up 4.9%; wages were approximately flat; benefits, including pension and health costs, accounted for the entire increase.
           “During the quarter, we repurchased 1 million shares, leaving remaining authorization to repurchase up to 4.2 million shares at quarter’s end. Common shares outstanding at the end of the quarter were 79.6 million. Fully diluted shares for the quarter were 81.3 million versus 84.1 million during the same quarter last year.
           “Total debt at quarter’s end was $1.5 billion, down $62.5 million from the start of the year. Cash and cash equivalents at the end of the quarter were $30.4 million.”

          Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Knight Ridder’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and of negotiations and relations with labor unions.
          Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 31 daily newspapers in 28 U.S. markets, with a readership of 8.3 million daily and 12.1 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 80 U.S. markets. Knight Ridder and Knight Ridder Digital are located in San Jose, Calif.

KNIGHT RIDDER

CONSOLIDATED STATEMENT OF INCOME
(Unaudited in thousands, except per share data)

	Quarter Ended		Three Quarters Ended

	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002

OPERATING REVENUE
Advertising
Retail	$253,505	$257,302	$777,741	$772,129
General	75,832	67,616	238,733	214,669
Classified	196,576	207,552	592,254	622,155

Total	525,913	532,470	1,608,728	1,608,953
Circulation	115,758	119,079	353,265	367,774
Other	43,673	37,441	122,327	105,579

Total Operating Revenue	685,344	688,990	2,084,320	2,082,306

OPERATING COSTS
Labor and employee benefits	290,021	276,542	875,170	835,257
Newsprint, ink and supplements	92,022	85,443	277,920	269,090
Other operating costs	147,973	153,960	454,727	462,379
Depreciation and amortization	26,333	30,219	86,163	94,460

Total Operating Costs	556,349	546,164	1,693,980	1,661,186

OPERATING INCOME	128,995	142,826	390,340	421,120

OTHER INCOME (EXPENSE)
Interest expense	(16,965)	(18,363)	(52,078)	(57,069)
Interest expense capitalized	897	60	1,241	536
Interest income	50	130	200	294
Equity in losses of unconsolidated companies and joint ventures	(3,077)	(31,054)	(19,867)	(53,226)
Minority interests	(2,008)	(2,884)	(7,475)	(7,797)
Other, net	(468)	(658)	(1,315)	(9,082)

Total	(21,571)	(52,769)	(79,294)	(126,344)

Income before income taxes and cumulative effect of change in accounting principle of unconsolidated company	107,424	90,057	311,046	294,776
Income taxes	38,275	33,521	114,007	109,677

Net Income before cumulative effect of change in accounting principle of unconsolidated company	$69,149	$56,536	$197,039	$185,099

Cumulative effect of change in accounting principle of unconsolidated company	$—	$—	$—	$(24,279)

Net Income	$69,149	$56,536	$197,039	$160,820

NET INCOME PER SHARE - BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE OF UNCONSOLIDATED COMPANY
Basic	$0.86	$0.68	$2.44	$2.22

Diluted	$0.85	$0.67	$2.41	$2.17

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE OF UNCONSOLIDATED COMPANY - PER SHARE
Basic	$—	$—	$—	$(0.29)

Diluted	$—	$—	$—	$(0.28)

NET INCOME PER SHARE
Basic	$0.86	$0.68	$2.44	$1.93

Diluted	$0.85	$0.67	$2.41	$1.89

DIVIDENDS DECLARED PER COMMON SHARE	$0.32	$0.25	$0.86	$0.75

AVERAGE SHARES OUTSTANDING (000’s)
Basic	80,203	82,796	80,636	83,407

Diluted	81,327	84,090	81,629	85,181

Knight Ridder

Business Segment Information
(in thousands of dollars)

	Quarter Ended		Three Quarters Ended

	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002

Operating revenue
Newspapers	$663,806	$674,751	$2,026,378	$2,040,957
Online	21,538	14,239	57,942	41,349

	$685,344	$688,990	$2,084,320	$2,082,306

Operating income (loss)
Newspapers	$131,707	$152,714	$407,800	$454,419
Online	5,358	(2,820)	10,798	(9,329)
Corporate	(8,070)	(7,068)	(28,258)	(23,970)

	$128,995	$142,826	$390,340	$421,120

Depreciation and amortization
Newspapers	$24,301	$27,582	$79,245	$86,591
Online	856	1,318	2,959	3,650
Corporate	1,176	1,319	3,959	4,219

	$26,333	$30,219	$86,163	$94,460